Exhibit 16.1

Securities and Exchange Commission
100 F Street, NE
Washington, District of Columbia 20549

Re:	Westmountain Company
Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated March 23, 2018 of Westmountain Company and are in agreement with all statements made pertaining to EKS&H LLLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

 /s/    EKS&H LLLP

March 23, 2018
 Denver, Colorado